Exhibit 10.1

TAX MATTERS AGREEMENT

BY AND BETWEEN

CASH AMERICA INTERNATIONAL, INC.

AND

ENOVA INTERNATIONAL, INC.

Dated as of November 12, 2014

TABLE OF CONTENTS

		Page

SECTION 1.	DEFINITION OF TERMS	1

SECTION 2.	ALLOCATION OF TAX LIABILITIES	10

Section 2.01	General Rule	10
Section 2.02	Allocation of United States Federal Income Tax and Federal Other Tax	10
Section 2.03	Allocation of State Income and State Other Taxes	11
Section 2.04	Allocation of Foreign Taxes	12
Section 2.05	Certain Transaction and Other Taxes	12

SECTION 3.	PRORATION OF TAXES FOR STRADDLE PERIODS	13

SECTION 4.	PREPARATION AND FILING OF TAX RETURNS	13

Section 4.01	General	13
Section 4.02	Parent’s Responsibility	13
Section 4.03	Enova’s Responsibility	14
Section 4.04	Tax Accounting Practices	14
Section 4.05	Consolidated or Combined Tax Returns	15
Section 4.06	Right to Review Tax Returns	16
Section 4.07	Enova Carrybacks and Claims for Refund	17
Section 4.08	Apportionment of Earnings and Profits and Tax Attributes	17

SECTION 5.	TAX PAYMENTS	17

Section 5.01	Payment of Taxes With Respect to Joint Returns (other than a Parent Federal Consolidated Income Tax Return with respect to a Post-Deconsolidation Period) and Certain Returns of Other Taxes	17
Section 5.02	Payment of Separate Company Taxes	20
Section 5.03	Indemnification Payments	20

SECTION 6.	TAX BENEFITS	20

Section 6.01	Tax Benefits	20
Section 6.02	Parent and Enova Income Tax Deductions in Respect of Certain Equity Awards and Incentive Compensation	21

SECTION 7.	TAX-FREE STATUS	22

Section 7.01	Tax Opinions/Rulings and Representation Letters	22
Section 7.02	Restrictions on Enova	22
Section 7.03	Procedures Regarding Opinions and Rulings	24
Section 7.04	Liability for Tax-Related Losses	25
Section 7.05	Section 336(e) Elections	27

SECTION 8.	ASSISTANCE AND COOPERATION	28

Section 8.01	Assistance and Cooperation	28
Section 8.02	Income Tax Return Information	29

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TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of November 12, 2014 by and between Cash America International, Inc., a Texas corporation (“Parent”), and Enova International, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Enova”) (Parent and Enova are sometimes referred to together as the “Companies” and, as the context requires, individually as the “Company”).

RECITALS

WHEREAS, the Board of Directors of Parent has determined that it would be appropriate and desirable to completely separate the Enova Business from Parent;

WHEREAS, as of the date hereof, Parent is the common parent of an affiliated group of corporations, including Enova, which has elected to file consolidated Federal income tax returns;

WHEREAS, pursuant to the Separation and Distribution Agreement, Parent and Enova have agreed to separate the Enova Business from Parent by means of, among other actions, the Distribution (as defined below);

WHEREAS, as a result of the Distribution, Enova and its subsidiaries will cease to be members of the affiliated group (as that term is defined in Section 1504 of the Code) of which Parent is the common parent (the “Deconsolidation”);

WHEREAS, the parties desire to provide for and agree upon the allocation between the parties of liabilities for Taxes arising prior to, as a result of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes;

NOW THEREFORE, in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

Section 1. Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation and Distribution Agreement:

“Accounting Cutoff Date” means any date as of the end of which there is a closing of the financial accounting records of Enova.

“Active Trade or Business” means the active conduct (as defined in Section 355(b)(2) of the Code and the regulations thereunder) by (i) Enova and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) of the Enova Business as conducted immediately prior to the Distribution, and (ii) Parent and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) of the Parent Business as conducted immediately prior to the Distribution.

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (a) any amended Tax return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset, and (c) any claim for refund or credit of Taxes previously paid.

“Affiliate” means, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. The term Affiliate shall refer to Affiliates of a Person as determined immediately after the Distribution.

“Agreement” shall mean this Tax Matters Agreement.

“Ancillary Agreements” has the meaning set forth in the Separation and Distribution Agreement.

“Board Certificate” shall have the meaning set forth in Section 7.02(e) of this Agreement.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in the State of Texas or the State of Illinois are authorized or obligated by Law to close.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies” and “Company” shall have the meaning provided in the first sentence of this Agreement.

“Controlling Party” shall have the meaning set forth in Section 10.02(f) of this Agreement.

“Deconsolidation” shall have the meaning provided in the Recitals.

“Deconsolidation Date” means the last date on which Enova qualifies as a member of the affiliated group (as defined in Section 1504 of the Code) of which Parent is the common parent.

“DGCL” means the Delaware General Corporation Law.

“Distribution” has the meaning set forth in the Separation and Distribution Agreement.

“Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.

“Enova” shall have the meaning provided in the first sentence of this Agreement.

“Enova Adjustment” means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest to the extent Enova would be exclusively liable for any resulting Tax under this Agreement or exclusively entitled to receive any resulting Tax Benefit under this Agreement.

“Enova Business” has the meaning set forth in the Separation and Distribution Agreement.

“Enova Capital Stock” means all classes or series of capital stock of Enova, including (i) the Enova Common Stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments properly treated as stock in Enova for U.S. federal income tax purposes.

“Enova Carryback” means any net operating loss, net capital loss, excess tax credit, or other similar Tax item of any member of the Enova Group which may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law.

“Enova Common Stock” has the meaning set forth in the Separation and Distribution Agreement.

“Enova Federal Consolidated Income Tax Return” shall mean any United States federal Income Tax Return for the affiliated group (as that term is defined in Section 1504 of the Code) of which Enova is the common parent.

“Enova Group” means Enova and its Affiliates, as determined immediately after the Distribution.

“Enova Pre-Deconsolidation Federal Income Taxes” means any Federal Income Taxes with respect to the Enova Business for a Pre-Deconsolidation Period.

“Enova Pre-Deconsolidation Foreign Income Taxes” means any Foreign Income Taxes with respect to the Enova Business for a Pre-Deconsolidation Period.

“Enova Pre-Deconsolidation State Income Taxes” means any State Income Taxes with respect to the Enova Business for a Pre-Deconsolidation Period.

“Enova Separate Return” means any Separate Return of Enova or any member of the Enova Group.

“Federal Income Tax” means any Tax imposed by Subtitle A of the Code, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Federal Other Tax” means any Tax imposed by the federal government of the United States of America other than any Federal Income Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Fifty-Percent or Greater Interest” shall have the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Filing Date” shall have the meaning set forth in Section 7.04(d) of this Agreement.

“Final Determination” means the final resolution of liability for any Income Tax or Other Tax, which resolution may be for a specific issue or adjustment or for a Tax Period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a State, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such Tax Period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a State, local, or foreign taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of Income Tax or Other Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Income Tax or Other Tax; (e) by a final settlement resulting from a treaty-based competent authority determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

“Foreign Combined Income Tax” means any Foreign Income Tax with respect to any profit and/or loss sharing group, group payment or similar group or fiscal unity that actually includes, by election or otherwise, one or more members of the Parent Group together with one or more members of the Enova Group.

“Foreign Income Tax” means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, which is an income tax as defined in Treasury Regulation Section 1.901-2, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Foreign Income Tax Return” means any report of Foreign Income Taxes due, any claim for refund of Foreign Income Taxes paid, any information return with respect to Foreign Income Taxes, or any other similar report, statement, declaration, or document required to be filed under the Tax Law of any foreign country or by any political subdivision of a foreign country, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Foreign Other Tax” means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, other than any Foreign Income Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Foreign Tax” means any Foreign Income Taxes or Foreign Other Taxes.

“Group” means the Parent Group or the Enova Group, or both, as the context requires.

“High-Level Dispute” means any dispute or disagreement (a) relating to liability under Section 7.04 of this Agreement or (b) in which the amount of liability in dispute exceeds $1.0 million.

“Income Tax” means any Federal Income Tax, State Income Tax or Foreign Income Tax.

“Indemnitee” shall have the meaning set forth in Section 13.03 of this Agreement.

“Indemnitor” shall have the meaning set forth in Section 13.03 of this Agreement.

“IRS” means the United States Internal Revenue Service.

“Joint Adjustment” means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest which is neither an Enova Adjustment nor a Parent Adjustment.

“Joint Return” shall mean any Return of a member of the Parent Group or the Enova Group that is not a Separate Return.

“Non-Controlling Party” shall have the meaning set forth in Section 10.02(f) of this Agreement.

“Notified Action” shall have the meaning set forth in Section 7.03(a) of this Agreement.

“Other Tax” means any Federal Other Tax, State Other Tax, or Foreign Other Tax.

“Parent” shall have the meaning provided in the first sentence of this Agreement.

“Parent Adjustment” means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest to the extent Parent would be exclusively liable for any resulting Tax under this Agreement or exclusively entitled to receive any resulting Tax Benefit under this Agreement.

“Parent Affiliated Group” shall have the meaning provided in the definition of “Parent Federal Consolidated Income Tax Return.”

“Parent Business” shall have the meaning provided in the Separation and Distribution Agreement.

“Parent Federal Consolidated Income Tax Return” means any United States federal Income Tax Return for the affiliated group (as that term is defined in Section 1504 of the Code and the regulations thereunder) of which Parent is the common parent (the “Parent Affiliated Group”).

“Parent Foreign Combined Income Tax Return” means a consolidated, combined or unitary or other similar Foreign Income Tax Return or any Foreign Income Tax Return with respect to any profit and/or loss sharing group, group payment or similar group or fiscal unity that actually includes, by election or otherwise, one or more members of the Parent Group together with one or more members of the Enova Group.

“Parent Group” means Parent and its Affiliates, excluding any entity that is a member of the Enova Group.

“Parent Group Transaction Returns” shall have the meaning set forth in Section 4.04(b) of this Agreement.

“Parent Separate Return” means any Separate Return of Parent or any member of the Parent Group.

“Parent State Combined Income Tax Return” means a consolidated, combined or unitary State Income Tax Return that actually includes, by election or otherwise, one or more members of the Parent Group together with one or more members of the Enova Group.

“Past Practices” shall have the meaning set forth in Section 4.04(a) of this Agreement.

“Payment Date” means (i) with respect to any Parent Federal Consolidated Income Tax Return, the due date for any required installment of estimated taxes determined under Section 6655 of the Code, the due date (determined without regard to extensions) for filing the return determined under Section 6072 of the Code, and the date the return is filed, and (ii) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Payor” shall have the meaning set forth in Section 5.03(a) of this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal income tax purposes.

“Post-Deconsolidation Period” means any Tax Period beginning after the Deconsolidation Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Deconsolidation Date.

“Pre-Deconsolidation Period” means any Tax Period ending on or before the Deconsolidation Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Deconsolidation Date.

“Privilege” means any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Enova management or shareholders, is a hostile acquisition, or otherwise, as a result of which Enova would merge or consolidate with any other Person or as a result of which any Person or any group of Persons would (directly or indirectly) acquire, or have the right to acquire, from Enova and/or one or more holders of outstanding shares of Enova Capital Stock, a number of shares of Enova Capital Stock that would, when combined with any other changes in ownership of Enova Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise 50% or more of

(A) the value of all outstanding shares of stock of Enova as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or

(B) the total combined voting power of all outstanding shares of voting stock of Enova as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series.

Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include

(A) the adoption by Enova of a shareholder rights plan or

(B) issuances by Enova that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d).

For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“Representation Letters” means the representation letters and any other materials (including, without limitation, a Ruling Request and any related supplemental submissions to the IRS) delivered or deliverable by Parent and others in connection with the rendering by Tax Advisors, and/or the issuance by the IRS, of the Tax Opinions/Rulings.

“Required Party” shall have the meaning set forth in Section 5.03(a) of this Agreement.

“Responsible Company” means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.

“Retention Date” shall have the meaning set forth in Section 9.01 of this Agreement.

“Ruling” means a private letter ruling (including a supplemental private letter ruling) issued by the IRS to Parent in connection with the Transactions.

“Ruling Request” means the letter from Parent to the IRS dated May 8, 2014 and filed on May 13, 2014 requesting a ruling regarding certain tax consequences of the Transactions (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendment or supplement to such ruling request letter.

“Section 336(e) Election” has the meaning set forth in Section 7.05.

“Senior Executives” shall have the meaning set forth in Section 14 of this Agreement.

“Separate Return” means (a) in the case of any Tax Return of any member of the Enova Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the Parent Group and (b) in the case of any Tax Return of any member of the Parent Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the Enova Group.

“Separation and Distribution Agreement” means the Separation and Distribution Agreement, as amended from time to time, by and between Parent and Enova dated [date].

“Specified Acquisition Transaction” means any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 25% instead of 50%.

“Split Parent State Combined Income Tax Return” shall have the meaning set forth in Section 4.05(b).

“State Income Tax” means any Tax imposed by any State of the United States or by any political subdivision of any such State which is imposed on or measured by net income, including state and local franchise or similar Taxes measured by net income, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“State Other Tax” means any Tax imposed by any State of the United States or by any political subdivision of any such State other than any State Income Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“State Tax” means any State Income Taxes or State Other Taxes.

“Straddle Period” means any Tax Period that begins on or before and ends after the Deconsolidation Date.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, gross margin, net margin, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, escheat, unrecovered property, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other tax (including any assessment, or other charge in the nature of or in lieu of any tax but excluding, for the avoidance of doubt, any assessment under applicable escheat, abandoned property or unclaimed property laws) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Tax Advisor” means a United States tax counsel or accountant of recognized national standing.

“Tax Advisor Dispute” shall have the meaning set forth in Section 14 of this Agreement.

“Tax Attribute” or “Attribute” shall mean a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit or any other Tax Item that could reduce a Tax.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means any refund, credit, or other reduction in otherwise required Tax payments.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax Contest Committee” shall have the meaning provided in Section 10.02(e) of this Agreement.

“Tax Control” means the definition of “control” set forth in Section 368(c) of the Code (or in any successor statute or provision), as such definition may be amended from time to time.

“Tax-Free Status” means (A) the qualification of the Distribution, (a) as a reorganization described in Sections 355 of the Code, (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code and (c) as a transaction in which Parent, Enova and the shareholders of Parent recognize no income or gain for U.S. federal income tax purposes pursuant to Sections 355, 361 and 1032 of the Code, other than, in the case of Parent and Enova, intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code, and (B) the qualification of any other transaction described in the Ruling consistent with the treatment set forth therein.

“Tax Item” means, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit.

“Tax Law” means the law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Opinions/Rulings” means the opinions of Tax Advisors and/or the rulings by the IRS deliverable to Parent in connection with the Distribution.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” means any Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests, and any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

“Tax-Related Losses” means (i) all federal, state and local Taxes (including interest and penalties thereon) imposed pursuant to any settlement, Final Determination, judgment or otherwise; (ii) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes; and (iii) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by Parent (or any Parent Affiliate) or Enova (or any Enova Affiliate) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority, in each case, to the extent resulting from the failure of the Distribution to have Tax-Free Status.

“Tax Return” or “Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Transactions” means the Distribution and the other transactions contemplated by the Separation and Distribution Agreement.

“Transfer Pricing Adjustment” shall mean any proposed or actual allocation by a Tax Authority of any Tax Item between or among any member of the Parent Group and any member of the Enova Group with respect to any Pre-Deconsolidation Period.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is acceptable to Parent, on which Parent may rely to the effect that a transaction will not affect the Tax-Free Status. Any such opinion must assume that the Distribution would have qualified for Tax-Free Status if the transaction in question did not occur.

Section 2. Allocation of Tax Liabilities.

Section 2.01 General Rule.

(a) Parent Liability. Parent shall be liable for, and shall indemnify and hold harmless the Enova Group from and against any liability for, Taxes which are allocated to Parent under this Section 2.

(b) Enova Liability. Enova shall be liable for, and shall indemnify and hold harmless the Parent Group from and against any liability for, Taxes which are allocated to Enova under this Section 2.

Section 2.02 Allocation of United States Federal Income Tax and Federal Other Tax. Except as provided in Section 2.05, Federal Income Tax and Federal Other Tax shall be allocated as follows:

(a) Allocation of Tax Relating to Parent Federal Consolidated Income Tax Returns. With respect to any Parent Federal Consolidated Income Tax Return, Parent shall be responsible for any and all Federal Income Taxes due or required to be reported on any such Parent Federal Consolidated Income Tax Return (including any increase in such Tax as a result of a Final Determination), provided, however, notwithstanding the foregoing, Enova shall be primarily liable for any Enova Pre-Deconsolidation Federal Income Taxes. Federal Income Taxes with respect to a Pre-Deconsolidation Period shall be allocated between Parent and Enova in accordance with the principles of Treasury Regulation Section 1.1502-76(b) as reasonably interpreted and applied by the Companies.

(b) Allocation of Tax Relating to Federal Separate Income Tax Returns. (i) Parent shall be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Parent Separate Return (including any increase in such Tax as a result of a Final Determination); and (ii) Enova shall be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Enova Separate Return (including any increase in such Tax as a result of a Final Determination).

(c) Allocation of Federal Other Tax. Parent shall be responsible for any and all Federal Other Taxes attributable to the Parent Business. Enova shall be responsible for any and all Federal Other Taxes attributable to the Enova Business.

Section 2.03 Allocation of State Income and State Other Taxes. Except as provided in Section 2.05, State Income Tax and State Other Tax shall be allocated as follows:

(a) Allocation of Tax Relating to Parent State Combined Income Tax Returns. Parent shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any Parent State Combined Income Tax Return and any Split Parent State Combined Income Tax Return (including any increase in such Tax as a result of a Final Determination) provided, however, notwithstanding the foregoing, Enova shall be primarily liable for any Enova Pre-Deconsolidation State Income Taxes. State Income Taxes with respect to a Pre-Deconsolidation Period shall be allocated between Parent and Enova in accordance with the principles of Treasury Regulation Section 1.1502-76(b) (or similar state statutes) as reasonably interpreted and applied by the Companies.

(b) Allocation of Tax Relating to Separate Returns. (i) Parent shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any Parent Separate Return (including any increase in such Tax as a result of a Final Determination); and (ii) Enova shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any Enova Separate Return (including any increase in such Tax as a result of a Final Determination).

(c) Allocation of State Other Tax. Parent shall be responsible for any and all State Other Taxes attributable to the Parent Business. Enova shall be responsible for any and all State Other Taxes attributable to the Enova Business.

Section 2.04 Allocation of Foreign Taxes. Except as provided in Sections 2.05, Foreign Income Tax and Foreign Other Tax shall be allocated as follows:

(a) Allocation of Tax Relating to Parent Foreign Combined Income Tax Returns. With respect to any Parent Foreign Combined Income Tax Return, Parent shall be responsible for any and all Foreign Combined Income Taxes due with respect to or required to be reported on any Parent Foreign Combined Income Tax Return (including any increase in such Tax as a result of a Final Determination) provided, however, notwithstanding the foregoing, Enova shall be liable for any Enova Pre-Deconsolidation Foreign Income Taxes.

(b) Allocation of Tax Relating to Separate Returns. (i) Parent shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any Parent Separate Return (including any increase in such Foreign Income Tax as a result of a Final Determination); and (ii) Enova shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any Enova Separate Return (including any increase in such Foreign Income Tax as a result of a Final Determination).

(c) Allocation of Foreign Other Tax. Parent shall be responsible for any and all Foreign Other Taxes attributable to the Parent Business. Enova shall be responsible for any and all Foreign Other Taxes attributable to the Enova Business.

Section 2.05 Certain Transaction and Other Taxes.

(a) Enova Liability. Enova shall be liable for, and shall indemnify and hold harmless the Parent Group from and against any liability for:

(i) any Tax resulting from a breach by Enova of any covenant in the Separation and Distribution Agreement, this Agreement or any other Ancillary Agreement; and

(ii) any Tax-Related Losses for which Enova is responsible pursuant to Section 7.04 of this Agreement.

(b) Parent Liability. Parent shall be liable for, and shall indemnify and hold harmless the Enova Group from and against any liability for:

(i) Any stamp, sales and use, gross receipts, value-added or other transfer Taxes imposed by any Tax Authority on any member of the Parent Group or any member of the Enova Group (if such member is primarily liable for such Tax) on the transfers made pursuant to the Separation and Distribution Agreement or any Ancillary Agreements in order to effect the Separation and the Distribution;

(ii) any Tax resulting from a breach by Parent of any covenant in the Separation and Distribution Agreement, this Agreement or any other Ancillary Agreement; and

(iii) any Tax-Related Losses for which Parent is responsible pursuant to Section 7.04 of this Agreement.

Section 3. Proration of Taxes for Straddle Periods.

(a) General Method of Proration. In the case of any Straddle Period, Tax Items shall be apportioned between Pre-Deconsolidation Periods and Post-Deconsolidation Periods in accordance with the principles of Treasury Regulation Section 1.1502-76(b) (or similar state statutes) as reasonably interpreted and applied by the Companies. No election shall be made under Treasury Regulation Section 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year’s items). If the Deconsolidation Date is not an Accounting Cutoff Date, the provisions of Treasury Regulation Section 1.1502-76(b)(2)(iii) will be applied to ratably allocate the items (other than extraordinary items) for the month which includes the Deconsolidation Date.

(b) Transaction Treated as Extraordinary Item. In determining the apportionment of Tax Items between Pre-Deconsolidation Periods and Post-Deconsolidation Periods, any Tax Items relating to the Transactions shall be treated as extraordinary items described in Treasury Regulation Section 1.1502-76(b)(2)(ii)(C) and shall (to the extent occurring on or prior to the Deconsolidation Date) be allocated to Pre-Deconsolidation Periods, and any Taxes related to such items shall be treated under Treasury Regulation Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall (to the extent occurring on or prior to the Deconsolidation Date) be allocated to Pre-Deconsolidation Periods.

Section 4. Preparation and Filing of Tax Returns.

Section 4.01 General. Except as otherwise provided in this Section 4, Tax Returns shall be prepared and filed when due (including extensions) by the person obligated to file such Tax Returns under the Code or applicable Tax Law. The Companies shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Section 8 with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Section 8.

Section 4.02 Parent’s Responsibility. Parent has the exclusive obligation and right to prepare and file, or to cause to be prepared and filed:

(a) Parent Federal Consolidated Income Tax Returns for any Tax Periods ending on, before or after the Deconsolidation Date;

(b) Parent State Combined Income Tax Returns, Parent Foreign Combined Income Tax Returns and any other Joint Returns which Parent reasonably determines are required to be filed (or which Parent chooses to be filed) by the Companies or any of their Affiliates for Tax Periods ending on, before or after the Deconsolidation Date; provided, however, that Parent shall provide written notice to Enova of such determination to file such Parent State Combined Income Tax Returns, Parent Foreign Combined Income Tax Returns or other Joint Returns within 10 business days of Parent’s making such determination; and

(c) Parent Separate Returns and Enova Separate Returns which Parent reasonably determines are required to be filed by the Companies or any of their Affiliates for Tax Periods ending on, before or after the Deconsolidation Date (limited, in the case of Enova Separate Returns, to such Returns as are required to be filed for Tax Periods ending on or prior to the Deconsolidation Date), provided, however, that Parent shall provide written notice to Enova of such determination that Parent Separate Returns and Enova Separate Returns are required to be filed within 10 business days of such determination.

(d) Split Parent State Combined Income Tax Returns required to be filed for Tax Periods ending on or prior to the Deconsolidation Date.

(e) To the extent that the date that Parent makes a determination under Section 4.02(b) to file Parent State Combined Income Tax Returns, Parent Foreign Combined Income Tax Returns or other Joint Returns or under Section 4.02(c) to file Parent Separate Returns and Enova Separate Returns and that determination is made less than 60 days prior to the due date for filing such Return, then Parent shall provide written notice to Enova of such determination within 5 business days of such determination.

Section 4.03 Enova’s Responsibility. Enova shall prepare and file, or shall cause to be prepared and filed, all Tax Returns required to be filed by or with respect to members of the Enova Group other than those Tax Returns which Parent is required to prepare and file under Section 4.02. The Tax Returns required to be prepared and filed by Enova under this Section 4.03 shall include (a) any Enova Federal Consolidated Income Tax Return for Tax Periods ending after the Deconsolidation Date and (b) Enova Separate Returns required to be filed for Tax Periods ending after the Deconsolidation Date. At Parent’s request, Enova shall prepare or cause to be prepared the portions of the Tax Returns which Parent is required to prepare and file under Section 4.02 that relate to Enova and/or the Enova Business with respect to any Pre-Deconsolidation Period and timely provide such portions of such Tax Returns to Parent.

Section 4.04 Tax Accounting Practices.

(a) General Rule. Except as provided in Section 4.04(b), any Tax Return that Enova has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 4.03, for any Pre-Deconsolidation Period or any Straddle Period shall be prepared in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used with respect to the Tax Returns in question (unless there is no reasonable basis, as jointly determined by the parties, for the use of such Past Practices or unless there is no adverse effect to Parent), and to the extent any items are not covered by Past Practices (or in the event that there is no reasonable basis, as jointly determined by the parties, for the use of such Past Practices or there is no adverse effect to Parent), in accordance with reasonable Tax accounting practices selected by Enova. Enova agrees to provide Parent with prior written notice of any change in accounting methods, elections or conventions with respect to any taxable period beginning after the Deconsolidation Date to the extent items reported on such Tax Return might reasonably be expected to affect items reported on any Tax Return for any Pre-Deconsolidation Period or any Straddle Period.

Except as provided in Section 4.04(b), Parent shall prepare any Tax Return which it has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 4.02, in accordance with Past Practice (unless there is no reasonable basis, as jointly determined by the parties, for the use of such Past Practice or unless there is no adverse effect to Enova), and to the extent any items are not covered by Past Practices (or in the event that there is no reasonable basis, as jointly determined by the parties, for the use of such Past Practices or there is no adverse effect to Enova), in accordance with reasonable Tax accounting practices selected by Parent, provided that, in the case of Enova Separate Returns prepared and filed pursuant to Section 4.01(c), any such Tax accounting practices selected by Parent shall be reasonably acceptable to Enova and should not reasonably be expected to affect items reported on any Tax Return for any Pre-Deconsolidation Period or any Straddle Period.

(b) Reporting of Transactions. The Tax treatment of the Transactions reported on any Tax Return shall be consistent with the treatment thereof in the Ruling Requests and the Tax Opinions/Rulings. The Tax treatment of the Transactions reported on any Tax Return for which Enova is the Responsible Company shall be consistent with that on any Tax Return filed or to be filed by Parent or any member of the Parent Group or caused or to be caused to be filed by Parent, in each case with respect to periods prior to the Distribution Date or with respect to Straddle Periods (“Parent Group Transaction Returns”), to the extent Parent notifies Enova in writing of such Tax treatment. To the extent there is a Tax treatment relating to the Transactions which is not covered by the Ruling Requests, the Tax Opinions/Rulings or Parent Group Transaction Returns, the Tax treatment to be reported on any Tax Return shall be determined by Parent and the Responsible Company shall not take any position on any Tax Return that is inconsistent with such determination, provided that if (i) there is no reasonable basis, in the opinion of a Tax advisor from a nationally recognized legal, accounting or professional tax services firm, for the Tax treatment determined by Parent, or (ii) such Tax treatment is inconsistent with the Tax treatment contemplated in the Ruling Requests, the Tax Opinions/Rulings and/or the Parent Group Transaction Returns, then such Tax Return shall be submitted for review pursuant to Section 4.06 (a), and any dispute regarding such proper Tax treatment shall be referred for resolution pursuant to Section 14, sufficiently in advance of the filing date of such Tax Return (including extensions) to permit timely filing of the Tax Return.

Section 4.05 Consolidated or Combined Tax Returns.

(a) Enova will elect and join, and will cause its respective Affiliates to elect and join, in filing any Parent State Combined Income Tax Returns, Parent Foreign Combined Income Tax Returns, Split Parent State Combined Income Tax Returns and any Joint Returns that Parent determines are required to be filed or that Parent chooses to file pursuant to Sections 4.02(b) and 4.05(b). With respect to any Enova Separate Returns relating to any Tax Period (or portion thereof) ending on or prior to the Distribution Date, Enova will elect and join, and will cause its respective Affiliates to elect and join, in filing consolidated, unitary, combined, or other similar joint Tax Returns, to the extent each entity is eligible to join in such Tax Returns, if Parent reasonably determines that the filing of such Tax Returns is consistent with past reporting practices, or, in the absence of applicable past practices, will result in the minimization of the net present value of the aggregate Tax to the entities eligible to join in such Tax Returns.

(b) At Parent’s discretion, Parent may amend any Parent State Combined Income Tax Return or propose in respect of an audit of any Parent State Combined Income Tax Return, or use any other means available, including filing additional Enova Separate Returns, in order to separate such Parent State Combined Income Tax Return into one or more consolidated, unitary or combined state income Tax Returns (each a “Split Parent State Combined Income Tax Return”), provided that, if such action would increase the liability of Enova or any other Member of the Enova Group for Taxes for which Enova is responsible under this Agreement, then Parent shall either not take such action without the prior consent of Enova (such consent not to be unreasonably withheld, conditioned or delayed) or shall not be permitted to seek indemnity from Enova with respect to such additional Taxes under this Agreement. Subject to the foregoing provision, Enova shall cooperate with Parent in the filing of any additional Enova Separate Returns, including by providing any necessary powers of attorney, signing Tax Returns, amending any Tax Returns that Enova has the obligation and right to prepare and file pursuant to Section 4.03 and complying with its obligations under Section 8 hereof.

Section 4.06 Right to Review Tax Returns.

(a) General. The Responsible Company with respect to any material Tax Return shall make such Tax Return and related workpapers available for review by the other Company, if requested, to the extent (i) such Tax Return relates to Taxes for which the requesting party would reasonably be expected to be liable, (ii) such Tax Return relates to Taxes and the requesting party would reasonably be expected to be liable in whole or in part for any additional Taxes owing as a result of adjustments to the amount of such Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which the requesting party would reasonably be expected to have a claim for Tax Benefits under this Agreement, or (iv) the requesting party reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement. The Responsible Company shall use its reasonable best efforts to make such Tax Return available for review as required under this paragraph sufficiently in advance of the due date for filing of such Tax Return to provide the requesting party with a meaningful opportunity to analyze and comment on such Tax Return and shall use its reasonable best efforts to have such Tax Return modified before filing, taking into account the Person responsible for payment of the Tax (if any) reported on such Tax Return and whether the amount of Tax liability with respect to such Tax Return is material. The Companies shall attempt in good faith to resolve any issues arising out of the review of such Tax Return. For purposes of this Section 4.06(a), a Tax Return is “material” if it could reasonably be expected to reflect (A) Tax liability equal to or in excess of $500,000, (B) a credit or credits equal to or in excess of $500,000 or (C) a loss or losses equal to or in excess of $1.5 million. Notwithstanding anything to the contrary in this Agreement, Parent shall not be required to provide Enova with any Parent Federal Consolidated Income Tax Returns, Parent State Combined Income Tax Returns, Parent Foreign Combined Income Tax Returns or Parent Separate Returns, or any workpapers related to such Tax Returns, except for workpapers that relate solely to one or more members of the Enova Group and are necessary for Enova to fulfill its responsibilities under Section 4.03.

(b) Execution of Returns Prepared by Other Party. In the case of any Tax Return which is required to be prepared and filed by one Company under this Agreement and which is required by law to be signed by the other Company (or by its authorized representative), the Company which is legally required to sign such Tax Return shall not be required to sign such Tax Return under this Agreement if there is no reasonable basis, in the opinion of a Tax advisor from a nationally recognized legal, accounting or professional tax services firm, for the Tax treatment of any item reported on the Tax Return or the Tax treatment of any item reported on the Tax Return should, in the opinion of a Tax Advisor from a nationally recognized legal, accounting or professional tax services firm, subject the other Company (or its authorized representatives) to material penalties.

Section 4.07 Enova Carrybacks and Claims for Refund. Enova hereby agrees that, unless Parent consents in writing, (i) no Adjustment Request with respect to any Joint Return (or any Return of Other Taxes described in clause (II) of Section 5.01) shall be filed, and (ii) any available elections to waive the right to claim in any Pre-Deconsolidation Period with respect to any Joint Return (or any Return of Other Taxes described in clause (II) of Section 5.01) any Enova Carryback arising in a Post-Deconsolidation Period shall be made, and no affirmative election shall be made to claim any such Enova Carryback; provided, however, that the parties agree that any such Adjustment Request shall be made with respect to any Enova Carryback related to U.S. federal or State Taxes, upon the reasonable request of Enova, if such Enova Carryback is necessary to prevent the loss of the federal and/or State Tax Benefit of such Enova Carryback (including, but not limited to, an Adjustment Request with respect to an Enova Carryback of a federal or State capital loss arising in a Post-Deconsolidation Period to a Pre-Deconsolidation Period) and such Adjustment Request, based on Parent’s sole, reasonable determination, will cause no Tax detriment to Parent, the Parent Group or any member of the Parent Group. Any Adjustment Request which Parent consents to make under this Section 4.07 shall be prepared and filed by the Responsible Company for the Tax Return to be adjusted.

Section 4.08 Apportionment of Earnings and Profits and Tax Attributes. Parent shall in good faith advise Enova in writing of the portion, if any, of any earnings and profits, Tax Attribute, overall foreign loss or other consolidated, combined or unitary attribute which Parent determines shall be allocated or apportioned to the Enova Group under applicable law. Enova and all members of the Enova Group shall prepare all Tax Returns in accordance with such written notice. In the event that any temporary or final amendments to Treasury Regulations are promulgated after the date of this Agreement that provide for any election to apply such regulations retroactively, then any such election shall be made only to the extent that Parent and Enova both agree to make such election. As soon as practicable after receipt of a written request from Enova, Parent shall provide copies of any studies, reports, and workpapers supporting the earnings and profits and other Tax Attributes allocable to Enova. Any dispute regarding the apportionment of such earnings and profits or any Tax Attribute shall be resolved pursuant to the provisions of Section 14 of this Agreement. All Tax Returns that are required to be filed under this Agreement after such resolution shall be filed in accordance with such resolution. In the event of a subsequent adjustment to the earnings and profits or any Tax Attributes determined by Parent, Parent shall promptly notify Enova in writing of such adjustment. For the absence of doubt, Parent shall not be liable to Enova or any member of the Enova Group for any failure of any determination under this Section 4.08 to be accurate under applicable law.

Section 5. Tax Payments.

Section 5.01 Payment of Taxes With Respect to Joint Returns (other than a Parent Federal Consolidated Income Tax Return with respect to a Post-Deconsolidation Period) and Certain Returns of Other Taxes. In the case of (I) any Joint Return (including any Parent Federal Consolidated Income Tax Return, any Parent State Combined Income Tax Return, and any Parent Foreign Combined Income Tax Return but excluding any Parent Federal Consolidated Tax Return with respect to a Post-Deconsolidation Period) and (II) any Return of Other Taxes reflecting both Taxes for which Parent is responsible under Section 2 and Taxes for which Enova is responsible under Section 2:

(a) Computation and Payment of Tax Due. The Responsible Company shall compute the amount of Tax required to be paid to the applicable Tax Authority (taking into account the requirements of Section 4.04 relating to consistent accounting practices, as applicable) with respect to such Tax Return on such Payment Date. The Responsible Company shall pay such amount to such Tax Authority on or before such Payment Date (and provide notice and proof of payment to the other Company).

(b) Computation and Payment of Estimated and True-up Tax Payments.

(i)	Estimated Tax Payments.

(A) Computation and Payment of Estimated Federal Income Taxes Due for a Pre-Deconsolidation Tax Period. Not later than five (5) business days prior to the estimated tax installment date (as prescribed in Section 6655(c) of the Code) following the date hereof for a Parent Federal Consolidated Income Tax Return with respect to a Pre-Deconsolidation Tax Period, Parent shall determine under Section 6655 of the Code the estimated amount of the Parent’s estimated federal income tax installment payment that is properly allocable to the Enova Group for the Pre-Deconsolidation Tax Period. Parent shall provide Enova with a copy of this calculation at least five (5) business days prior to the estimated tax installment date determined above. Enova shall then pay to Parent, not later than such estimated tax installment date, the amount thus determined.

(B) Computation and Payment of Estimated Non-Federal Combined Taxes for a Pre-Deconsolidation Tax Period. Not later than five (5) business days prior to any estimated tax installment date (as prescribed by applicable Tax law) following the date hereof with respect to a Parent-State Combined Income Tax Return and any Parent Foreign Combined Income Tax Return with respect to a Pre-Deconsolidation Tax Period, Parent shall determine the estimated amount of the related installment tax payment that is properly allocable to the Enova Group for that Pre-Deconsolidation Tax Period. Parent shall provide Enova with a copy of this calculation at least five (5) business days prior to the estimated tax installment date determined above. Enova shall then pay to Parent, not later than such estimated tax installment date, the amount thus determined.

(ii)	True-up Tax Payments for Pre-Deconsolidation Tax Periods.

(A) Federal Income Taxes. Not later than thirty (30) business days after the filing of a Parent Federal Consolidated Income Tax Return with respect to a Pre-Deconsolidation Tax Period, Parent shall deliver to Enova a pro forma Enova Group consolidated return or other comparable schedule reflecting the Enova Group’s federal income tax liability for such Pre-Deconsolidation Tax Period and Enova’s estimated tax payments made either prior to the Distribution or under Section 5(b)(i) above with respect to such Pre-Deconsolidation Tax Period. Not later than five (5) business days following the delivery of such pro forma Enova Group consolidated return or other schedule, Enova shall pay to Parent, or Parent shall pay to Enova, as appropriate, an amount equal to the difference, if any, between the Enova Group federal income tax liability for such taxable period and the aggregate amount paid by Enova with respect to such taxable period prior to the Distribution and under Section 5(b)(i) above.

(B) Non-Federal Combined Taxes. Not later than thirty (30) business days after the filing of a Parent-State Combined Return or a Parent Foreign Combined Return with respect to a Pre-Deconsolidation Tax Period, Parent shall deliver to Enova a pro forma Parent-Enova Group combined state return, combined foreign return or other comparable schedule reflecting the Enova Group’s state or foreign income tax liability for such Pre-Deconsolidation Tax Period and Enova’s estimated tax payments made either prior to the Distribution or under Section 5(b)(ii) above with respect to such Pre-Deconsolidation Tax Period. Not later than five (5) business days following the delivery of such pro forma Parent-Enova Group combined state return, combined foreign return or other schedule, Enova shall pay to Parent, or Parent shall pay to Enova, as appropriate, an amount equal to the difference, if any, between the Enova Group combined state or foreign tax liability for such taxable period and the aggregate amount paid by Enova with respect to such taxable period prior to the Distribution and under Section 5(b)(ii) above.

(c) Payment of Other Taxes computed on a consolidated, combined, or unitary basis. To the extent that there are any Taxes with respect to a Pre-Deconsolidation Tax Period that are computed on a combined, consolidated or unitary basis where such group includes at least one member of both the Parent Group and the Enova Group and the payment of such Taxes is not included under Section 5.01(b) above, then: (i) if a member of Parent Group is the party primarily responsible for the payment of such Tax, then Parent shall provide Enova with a calculation of the amount of such Tax properly allocable to the Enova Group and Enova shall pay Parent the amount of the Enova Group’s allocable portion of such Tax within five (5) business days of the receipt of such calculation; and (ii) if a member of Enova Group is the party primarily responsible for the payment of such Tax, then Enova shall provide Parent with a calculation of the amount of such Tax properly allocable to the Parent Group and Parent shall pay Enova the amount of the Parent Group’s allocable portion of such Tax within five (5) business days of the receipt of such calculation.

(d) Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any such Tax Return, the Responsible Company shall pay to the applicable Tax Authority when due any additional Tax due with respect to such Tax Return required to be paid as a result of such adjustment pursuant to a Final Determination. The Responsible Company shall compute the amount attributable to the Enova Group in accordance with Section 2 and Enova shall pay to Parent any amount due Parent (or Parent shall pay Enova any amount due Enova) under Section 2 within 30 days from the later of (i) the date the additional Tax was paid by the Responsible Company or (ii) the date of receipt of a written notice and demand from the Responsible Company for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Any payments required under this Section 5.01(d) shall include interest computed in accordance with Section 15.

Section 5.02 Payment of Separate Company Taxes. Each Company shall pay, or shall cause to be paid, to the applicable Tax Authority when due all Taxes owed by such Company or a member of such Company’s Group with respect to a Separate Return of Income Taxes and with respect to a Separate Return of Other Taxes (provided that Separate Returns of Other Taxes described in clause (II) of Section 5.01 shall be governed by Section 5.01).

Section 5.03 Indemnification Payments.

(a) If any Company (the “Payor”) is required under applicable Tax Law to pay to a Tax Authority a Tax that another Company (the “Required Party”) is liable for under this Agreement, the Required Party shall pay the Payor the amount of such Tax (and any other amount required to be paid by the Required Party to the Payor pursuant to this Agreement in connection with such payment) no later than 5 days prior to the due date for payment of such amount by the Payor to the applicable Tax Authority (including any applicable extensions).

(b) All indemnification payments under this Agreement shall be made by Parent directly to Enova and by Enova directly to Parent; provided, however, that if the Companies mutually agree with respect to any such indemnification payment, any member of the Parent Group, on the one hand, may make such indemnification payment to any member of the Enova Group, on the other hand, and vice versa.

Section 6. Tax Benefits.

Section 6.01 Tax Benefits.

(a) Except as set forth below, Parent shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Income Taxes and Other Taxes for which Parent is liable hereunder, Enova shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Income Taxes and Other Taxes for which Enova is liable hereunder and a Company receiving a refund to which another Company is entitled hereunder shall pay over such refund to such other Company within 30 days after such refund is received (together with interest computed in accordance with Section 15).

(b) If a member of the Enova Group actually realizes in cash any Tax Benefit as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the Parent Group is liable hereunder (or to any Tax Attribute of a member of the Parent Group) and such Tax Benefit would not have arisen but for such adjustment (determined on a “with and without” basis), or if a member of the Parent Group actually realizes in cash any Tax Benefit as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the Enova Group is liable hereunder (or to any Tax Attribute of a member of the Enova Group) and such Tax Benefit would not have arisen but for such adjustment (determined on a “with and without” basis), Enova or Parent, as the case may be, shall make a payment to either Parent or Enova, as appropriate, within 30 days following such actual realization of the Tax Benefit, in an amount equal to such Tax Benefit actually realized in cash (including any Tax Benefit actually realized as a result of the payment), plus interest on such amount computed in accordance with Section 15 based on the number of days from the date of such actual realization of the Tax Benefit to the date of payment of such amount under this Section 6.01(b).

(c) No later than 30 days after a Tax Benefit described in Section 6.01(b) is actually realized in cash by a member of the Parent Group or a member of the Enova Group, Parent (if a member of the Parent Group actually realizes such Tax Benefit) or Enova (if a member of the Enova Group actually realizes such Tax Benefit) shall provide the other Company with a written calculation of the amount payable to such other Company by Parent or Enova pursuant to this Section 6. In the event that Parent or Enova disagrees with any such calculation described in this Section 6.01(c), Parent or Enova shall so notify the other Company in writing within 30 days of receiving the written calculation set forth above in this Section 6.01(c). Parent and Enova shall endeavor in good faith to resolve such disagreement, and, failing that, the amount payable under this Section 6 shall be determined in accordance with the disagreement resolution provisions of Section 14 as promptly as practicable.

(d) Enova shall be entitled to any refund that is attributable to, and would not have arisen but for, an Enova Carryback pursuant to the proviso set forth in Section 4.07. Any such payment of such refund made by Parent to Enova pursuant to this Section 6.01(d) shall be recalculated in light of any Final Determination (or any other facts that may arise or come to light after such payment is made, such as a carryback of a Parent Group Tax Attribute to a Tax Period in respect of which such refund is received) that would affect the amount to which Enova is entitled, and an appropriate adjusting payment shall be made by Enova to Parent such that the aggregate amounts paid pursuant to this Section 6.01(d) equals such recalculated amount (with interest computed in accordance with Section 15).

Section 6.02 Parent and Enova Income Tax Deductions in Respect of Certain Equity Awards and Incentive Compensation. Solely the member of the Group for which the relevant individual is currently employed or, if such individual is not currently employed by a member of the Group, was most recently employed at the time of the vesting, exercise, disqualifying disposition, payment or other relevant taxable event, as appropriate, in respect of equity awards and other incentive compensation issued to such individual, shall be entitled to claim any Income Tax deduction in respect of such equity awards and other incentive compensation on its respective Tax Return associated with such event.

Section 7. Tax-Free Status.

Section 7.01 Tax Opinions/Rulings and Representation Letters.

(a) Each of Enova and Parent hereby represents and agrees that (A) it has, in the case submitted prior to the date hereof, read or, in the case not submitted as of the date hereof, will read the Representation Letters prior to the date submitted and (B) subject to any qualifications therein, all information contained in such Representation Letters that concerns or relates to such Company or any member of its Group is and will be true, correct and complete.

(b) To the extent that any Tax Opinions/Rulings or Representation Letters have not yet been obtained or submitted as of the date hereof, Enova and Parent shall use their commercially reasonable best efforts and shall cooperate in good faith to finalize the Representation Letters for the Distribution as soon as possible hereafter and to cause the same to be submitted to the Tax Advisors, the IRS or such other governmental authorities as Parent shall deem necessary or desirable and shall take such other commercially reasonable actions as may be necessary or desirable to obtain the Tax Opinions/Rulings in order to confirm the Tax-Free Status.

Section 7.02 Restrictions on Enova.

(a) Enova agrees that it will not take or fail to take, or permit any Enova Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material, information, covenant or representation in any Representation Letters or Tax Opinions/Rulings. Enova agrees that it will not take or fail to take, or permit any Enova Affiliate, to take or fail to take, any action which prevents or could reasonably be expected to prevent (A) the Tax-Free Status, or (B) any transaction contemplated by the Separation and Distribution Agreement which is intended by the parties to be tax-free from so qualifying, including, in the case of Enova, issuing any Enova Capital Stock that would prevent the Distribution from qualifying as a tax-free distribution within the meaning of Section 355 of the Code.

(b) Pre-Distribution Period. During the period from the date hereof until the completion of the Distribution, Enova shall not take any action (including the issuance of Enova Capital Stock) or permit any Enova Affiliate directly or indirectly controlled by Enova, as the case may be, to take any action if, as a result of taking such action, Enova could have a number of shares of Enova Capital Stock (computed on a fully diluted basis or otherwise) issued and outstanding, including by way of the exercise of stock options (whether or not such stock options are currently exercisable) or the issuance of restricted stock, that could cause Parent to cease to have Tax Control of Enova.

(c) Enova agrees that, from the date hereof until the first day after the two-year anniversary of the Distribution Date, it will (i) maintain its status as a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code and (ii) not engage in any transaction that would result in it ceasing to be a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, in each case, taking into account Section 355(b)(3) of the Code.

(d) Enova agrees that, from the date hereof until the first day after the two-year anniversary of the Distribution Date, it will not

(i) enter into any Proposed Acquisition Transaction or, to the extent Enova has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (a) redeeming rights under a shareholder rights plan, (b) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, or (c) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of Enova’s charter or bylaws or otherwise),

(ii) merge or consolidate with any other Person or liquidate or partially liquidate,

(iii) in a single transaction or series of transactions sell or transfer (other than sales or transfers of inventory in the ordinary course of business) 25% or more of the gross assets of the Active Trade or Business or 25% or more of the consolidated gross assets of Enova and its Affiliates (such percentages to be measured based on fair market value as of the Distribution Date),

(iv) redeem or otherwise repurchase (directly or through a Enova Affiliate) any Enova stock, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05 (l)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48),

(v) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of Enova Capital Stock (including, without limitation, through the conversion of one class of Enova Capital Stock into another class of Enova Capital Stock) or

(vi) take or fail to take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Representation Letters or the Tax Opinions/Rulings) which in the aggregate (and taking into account any other transactions described in this subparagraph (d)) would be reasonably likely to have the effect of causing or permitting one or more persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in Enova or otherwise jeopardize the Tax-Free Status, unless prior to taking any such action set forth in the foregoing clauses (i) through (vi):

(A) Enova shall have requested that Parent obtain a Ruling in accordance with Section 7.03(b) and (d) of this Agreement to the effect that such transaction will not affect the Tax-Free Status and Parent shall have received such a Ruling in form and substance satisfactory to Parent in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status (and in determining whether a Ruling is satisfactory, Parent may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations made in connection with such Ruling); or

(B) Enova shall provide Parent with an Unqualified Tax Opinion in form and substance satisfactory to Parent in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status (and in determining whether an opinion is satisfactory, Parent may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion and Parent may determine that no opinion would be acceptable to Parent); or

(C) Parent shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion.

(e) Certain Issuances of Enova Capital Stock. If Enova proposes to enter into any Specified Acquisition Transaction or, to the extent Enova has the right to prohibit any Specified Acquisition Transaction, proposes to permit any Specified Acquisition Transaction to occur, in each case, during the period from the date hereof until the first day after the two-year anniversary of the Distribution Date, Enova shall provide Parent, no later than ten days following the signing of any written agreement with respect to the Specified Acquisition Transaction, with a written description of such transaction (including the type and amount of Enova Capital Stock to be issued in such transaction) and a certificate of the Board of Directors of Enova to the effect that the Specified Acquisition Transaction is not a Proposed Acquisition Transaction or any other transaction to which the requirements of Section 7.02(d) apply (a “Board Certificate”).

(f) Distributions by Foreign Enova Subsidiaries. Until January 1st of the calendar year immediately following the calendar year in which the Distribution occurs, Enova shall neither cause nor permit any foreign subsidiary of Enova to enter into any transaction or take any action that would be considered under the Code to constitute the declaration or payment of a dividend (including pursuant to Section 304 of the Code) without obtaining the prior written consent of Parent (such prior written consent not to be unreasonably withheld).

(g) Internal Restructurings. Enova agrees that, from the date hereof until the first day after the two-year anniversary of the Distribution Date, it will not undertake any internal restructuring of the Enova Group (including, without limitation, any merger, therein) that might reasonably impact the Tax-Free Status of the Distribution without the prior written consent of Parent, which consent shall not be unreasonably delayed, conditioned or withheld.

Section 7.03 Procedures Regarding Opinions and Rulings.

(a) If Enova notifies Parent that it desires to take one of the actions described in clauses (i) through (vi) of Section 7.02(d) (a “Notified Action”), Parent and Enova shall reasonably cooperate to attempt to obtain the Ruling or Unqualified Tax Opinion referred to in Section 7.02(d), unless Parent shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion.

(b) Rulings or Unqualified Tax Opinions at Enova’s Request. Parent agrees that at the reasonable request of Enova pursuant to Section 7.02(d), Parent shall cooperate with Enova and use its reasonable best efforts to seek to obtain, as expeditiously as possible, a Ruling from the IRS or an Unqualified Tax Opinion for the purpose of permitting Enova to take the Notified Action. Further, in no event shall Parent be required to file any Ruling Request under this Section 7.03 (b) unless Enova represents that (A) it has read the Ruling Request, and (B) all information and representations, if any, relating to any member of the Enova Group, contained in the Ruling Request documents are (subject to any qualifications therein) true, correct and complete. Enova shall reimburse Parent for all reasonable costs and expenses incurred by the Parent Group in obtaining a Ruling or Unqualified Tax Opinion requested by Enova within ten Business Days after receiving an invoice from Parent therefor.

(c) Rulings or Unqualified Tax Opinions at Parent’s Request. Parent shall have the right to obtain a Ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If Parent determines to obtain a Ruling or an Unqualified Tax Opinion, Enova shall (and shall cause each Affiliate of Enova to) cooperate with Parent and take any and all actions reasonably requested by Parent in connection with obtaining the Ruling or Unqualified Tax Opinion (including, without limitation, by making any representation or covenant or providing any materials or information requested by the IRS or Tax Advisor; provided that Enova shall not be required to make (or cause any Affiliate of Enova to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control). Parent shall reimburse Enova for all reasonable costs and expenses incurred by the Enova Group in obtaining a Ruling or an Unqualified Tax Opinion requested by Parent within 10 business days after receiving an invoice from Enova therefor.

(d) Enova hereby agrees that Parent shall have sole and exclusive control over the process of obtaining any Ruling, and that only Parent shall apply for a Ruling. In connection with obtaining a Ruling pursuant to Section 7.03(b), (A) Parent shall keep Enova informed in a timely manner of all material actions taken or proposed to be taken by Parent in connection therewith; (B) Parent shall (1) reasonably in advance of the submission of any Ruling Request documents provide Enova with a draft copy thereof (2) reasonably consider Enova’s comments on such draft copy, and (3) provide Enova with a final copy; and (C) Parent shall provide Enova with notice reasonably in advance of, and Enova shall have the right to attend, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such Ruling. Neither Enova nor any Enova Affiliate directly or indirectly controlled by Enova shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Distribution (including the impact of any transaction on the Distribution).

Section 7.04 Liability for Tax-Related Losses.

(a) Notwithstanding anything in this Agreement or the Separation and Distribution Agreement to the contrary, subject to Section 7.04(c), Enova shall be responsible for, and shall indemnify and hold harmless Parent and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to or result from any one or more of the following: (A) the acquisition (other than pursuant to the Distribution) of all or a portion of Enova’s stock and/or its or its subsidiaries’ assets by any means whatsoever by any Person, (B) any negotiations, understandings, agreements or arrangements by Enova with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of Enova representing a Fifty-Percent or Greater Interest therein, (C) any action or failure to act by Enova after the Distribution (including, without limitation, any amendment to Enova’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of Enova stock (including, without limitation, through the conversion of one class of Enova Capital Stock into another class of Enova Capital Stock), (D) any act or failure to act by Enova or any Enova Affiliate described in Section 7.02 (regardless whether such act or failure to act is covered by a Ruling, Unqualified Tax Opinion or waiver described in clause (A), (B) or (C) of Section 7.02(d), a Board Certificate described in Section 7.02(e) or a consent described in Section 7.02(f) or (g)) or (E) any breach by Enova of its agreement and representation set forth in Section 7.01(a).

(b) Notwithstanding anything in this Agreement or the Separation and Distribution Agreement to the contrary, subject to Section 7.04(c), Parent shall be responsible for, and shall indemnify and hold harmless Enova and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to, or result from any one or more of the following: (A) the acquisition (other than pursuant to the Distribution) of all or a portion of Parent’s stock and/or its assets by any means whatsoever by any Person, (B) any negotiations, agreements or arrangements by Parent with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of Parent representing a Fifty-Percent or Greater Interest therein, or (C) any breach by Parent of its agreement and representation set forth in Section 7.01(a).

(c) Tax-Related Losses

(i) To the extent that any Tax-Related Loss is subject to indemnity under both Sections 7.04(a) and (b), responsibility for such Tax-Related Loss shall be shared by Parent and Enova according to relative fault.

(ii) Notwithstanding anything in Section 7.04(b) or (c)(i) or any other provision of this Agreement or the Separation and Distribution Agreement to the contrary with respect to (I) any Tax-Related Loss resulting from Section 355(e) of the Code (other than as a result of an acquisition of a Fifty-Percent or Greater Interest in Parent) and (II) any other Tax-Related Loss resulting (for the absence of doubt, in whole or in part) from an acquisition after the Distribution of any stock or assets of Enova (or any Enova Affiliate) by any means whatsoever by any Person or any action or failure to act by Enova affecting the voting rights of Enova stock, Enova shall be responsible for, and shall indemnify and hold harmless Parent and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of such Tax-Related Loss.

(iii) Notwithstanding anything in Section 7.04(a) or (c)(i) or any other provision of this Agreement or the Separation and Distribution Agreement to the contrary, with respect to (I) any Tax-Related Loss resulting from Section 355(e) of the Code (other than as a result of an acquisition of a Fifty-Percent or Greater Interest in Enova) and (II) any other Tax-Related Loss resulting (for the absence of doubt, in whole or in part) from an acquisition after the Distribution of any stock or assets of Parent (or any Parent Affiliate) by any means whatsoever by any Person, Parent shall be responsible for, and shall indemnify and hold harmless Enova and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of such Tax-Related Loss.

(d) Enova shall pay Parent the amount of any Tax-Related Losses for which Enova is responsible under this Section 7.04: (A) in the case of Tax-Related Losses described in clause (i) of the definition of Tax-Related Losses no later than two Business Days prior to the date Parent files, or causes to be filed, the applicable Tax Return for the year of the Distribution (the “Filing Date”), provided that Parent delivers timely notice to Enova of the amount of such Tax-Related Losses then due and owing by Enova (provided that if such Tax-Related Losses arise pursuant to a Final Determination described in clause (a), (b) or (c) of the definition of “Final Determination,” then Enova shall pay Parent no later than two Business Days after the date of such Final Determination with interest calculated in accordance with Section 15) and (B) in the case of Tax-Related Losses described in clause (ii) or (iii) of the definition of Tax-Related Losses, no later than two Business Days after the date Parent delivers Enova with notice that is has paid such Tax-Related Losses and the amount of such Tax-Related Losses then due and owing by Enova. Parent shall pay Enova the amount of any Tax-Related Losses (described in clause (ii) or (iii) of the definition of Tax-Related Loss) for which Parent is responsible under this Section 7.04 no later than two Business Days after the date Enova pays such Tax-Related Losses.

(e) For purposes of calculating the amount and timing of any Tax-Related Loss for which Enova is responsible under this Section 7.04, Tax-Related Losses shall be calculated by assuming that Parent, the Parent Affiliated Group and each member of the Parent Group (I) pay Tax at the highest marginal corporate Tax rates in effect in each relevant taxable year and (II) have no Tax Attributes in any relevant taxable year.

(f) For purposes of calculating the amount and timing of any Tax-Related Loss for which Parent is responsible under this Section 7.04, Tax-Related Losses shall be calculated by assuming that Enova, and each member of the Enova Group (I) pay Tax at the highest marginal corporate Tax rates in effect in each relevant taxable year and (II) have no Tax Attributes in any relevant taxable year.

Section 7.05 Section 336(e) Elections. Pursuant to Treasury Regulation Sections 1.336-2(h)(1)(i) and 1.336-2(j), Parent and Enova agree that Parent shall make a timely protective election under Section 336(e) of the Code and the Treasury Regulations issued thereunder for Enova and each Affiliate of Enova that is a domestic corporation for United States federal income Tax purposes with respect to the Distribution (a “Section 336(e) Election”). It is intended that a Section 336(e) Election will have no effect unless the Distribution is a “qualified stock disposition,” as defined in Treasury Regulation Section 1.336(e)-1(b)(6), either because (a)

the Distribution is not a transaction described in Treasury Regulations section 1.336-1(b)(5)(i)(B) or (b) Treasury Regulation Section 1.336-1(b)(5)(ii) applies to the Distribution. If and to the extent that there is a violation of the Tax-Free Status of the Distribution, and the resulting Taxes (including any Taxes attributable to the Section 336(e) Election) are treated as Taxes of Enova (rather than Taxes of Parent) pursuant to this Agreement, then, to that extent, Parent shall be entitled to quarterly payments from Enova equal to the actual Tax savings arising from the step-up in Tax basis resulting from the Section 336(e) Election, determined using a “with and without” methodology (treating any deductions or amortization attributable to the step-up in tax basis resulting from the Section 336(e) Election as the last items claimed for any taxable year, including after the utilization of any available net operating loss carryforwards), and less a reasonable charge for administrative expenses necessary to secure the Tax savings, provided, however, that that any payments to Parent by Enova under this Section 7.05 shall be treated as payments by Enova in partial satisfaction of its indemnity obligation to Parent under Section 7.04(a) and that Parent and its Affiliated shall only be permitted to recover once hundred percent (100%) of any Tax-Related Losses under Section 7.04(a) (including any payments made by Enova under this Section 7.05).

Section 8. Assistance and Cooperation.

Section 8.01 Assistance and Cooperation.

(a) The Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Company and its Affiliates available to such other Company as provided in Section 9. Each of the Companies shall also make available to the other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. In the event that a member of the Parent Group, on the one hand, or a member of the Enova Group, on the other hand, suffers a Tax detriment as a result of a Transfer Pricing Adjustment, the Companies shall cooperate pursuant to this Section 8 to seek any competent authority relief that may be available with respect to such Transfer Pricing Adjustment.

(b) Any information or documents provided under this Section 8 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any provision of this Agreement or any other agreement, (i) neither Parent nor any Parent Affiliate shall be required to provide Enova or any Enova Affiliate or any other Person access to or copies of any information or procedures (including the proceedings of any Tax Contest) other than information or procedures that relate solely to Enova, the business or assets of Enova or any Enova Affiliate and (ii) in no event shall Parent or any Parent Affiliate be required to provide Enova, any Enova Affiliate or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that Parent determines that the provision of any information to Enova or any Enova Affiliate could be commercially detrimental, violate any law or agreement or waive any Privilege, the parties shall use reasonable best efforts to permit compliance with its obligations under this Section 8 in a manner that avoids any such harm or consequence. If Enova determines that the provision of any information to Parent or any Parent Affiliate could be commercially detrimental, violate any law or agreement or waive any Privilege, the parties shall use reasonable best efforts to avoid any such harm or consequences.

Section 8.02 Income Tax Return Information.

(a) Enova and Parent acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by Parent or Enova pursuant to Section 8.01 or this Section 8.02. Enova and Parent acknowledge that failure to conform to the deadlines set forth herein or reasonable deadlines otherwise set by Parent or Enova could cause irreparable harm.

(b) Each Company shall provide to the other Company information and documents relating to its Group required by the other Company to prepare Tax Returns. Any information or documents the Responsible Company requires to prepare such Tax Returns shall be provided in such form as the Responsible Company reasonably requests and, to the extent practicable, in sufficient time for the Responsible Company to file such Tax Returns on a timely basis.

Section 8.03 Reliance by Parent. If any member of the Enova Group supplies information to a member of the Parent Group in connection with a Tax liability and an officer of a member of the Parent Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Parent Group identifying the information being so relied upon, the chief financial officer of Enova (or any officer of Enova as designated by the chief financial officer of Enova) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Enova agrees to indemnify and hold harmless each member of the Parent Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the Enova Group having supplied, pursuant to this Section 8, a member of the Parent Group with inaccurate or incomplete information in connection with a Tax liability.

Section 8.04 Reliance by Enova. If any member of the Parent Group supplies information to a member of the Enova Group in connection with a Tax liability and an officer of a member of the Enova Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Enova Group identifying the information being so relied upon, the chief financial officer of

Parent (or any officer of Parent as designated by the chief financial officer of Parent) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Parent agrees to indemnify and hold harmless each member of the Enova Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the Parent Group having supplied, pursuant to this Section 8, a member of the Enova Group with inaccurate or incomplete information in connection with a Tax liability.

Section 9. Tax Records.

Section 9.01 Retention of Tax Records. Each Company shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Deconsolidation Periods, and Parent shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Deconsolidation Tax Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven years after the Deconsolidation Date (such later date, the “Retention Date”). After the Retention Date, each Company may dispose of such Tax Records provided that the other Company has not requested in writing within 30 days following the Retention Date the opportunity to copy or remove all or any part of such Tax Records. Upon such written request, the requesting Company shall have the opportunity, at its cost and expense, to copy or remove, within 30 days of such request, all or any part of such Tax Records and the other Company may dispose of such Tax Records following such 30 day period. If, prior to the Retention Date, a Company reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Section 9 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Company agrees in writing, then such first Company may dispose of such Tax Records upon 90 days’ prior written notice to the other Company. Any notice of an intent to dispose given pursuant to this Section 9.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records. If, at any time prior to the Retention Date, Enova determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then Enova may decommission or discontinue such program or system upon 90 days’ prior written notice to Parent and Parent shall have the opportunity, at its cost and expense, to copy, within such 90-day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.

Section 9.02 Access to Tax Records. The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Company and its Affiliates, authorized agents and representatives and any representative of a Taxing Authority or other Tax auditor access during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Company in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement, and in all events subject to such reasonable requirements as the providing party’s information technology department may impose to ensure compliance with such party’s data protection policies.

Section 10. Tax Contests.

Section 10.01 Notice. Each of the Companies shall provide prompt notice to the other Company of any written communication from a Tax Authority regarding any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for Tax Periods for which it is indemnified by the other Company hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted Tax liability and the indemnifying party is entitled under this Agreement to contest the asserted Tax liability, then (i) if the indemnifying party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted Tax liability, and (ii) if the indemnifying party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a material monetary detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Agreement shall be reduced by the amount of such detriment.

Section 10.02 Control of Tax Contests.

(a) Separate Company Taxes. In the case of any Tax Contest with respect to any Separate Return (other than a Separate Return of Other Taxes described in clause (II) of Section 5.01), the Company having liability for the Tax shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 10.02(f) and (g) below.

(b) Parent Federal Consolidated Income Tax Return. In the case of any Tax Contest with respect to any Parent Federal Consolidated Income Tax Return, Parent shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 10.02(f) and (g) below.

(c) Parent State Combined Income Tax Return. In the case of any Tax Contest with respect to any Parent State Combined Income Tax Return, Parent shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 10.02(f) and (g) below.

(d) Parent Foreign Combined Income Tax Return. In the case of any Tax Contest with respect to any Parent Foreign Combined Income Tax Return, Parent shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 10.02(f) and (g) below.

(e) Joint Returns and Certain Other Returns. In the case of any Tax Contest with respect to (I) any Joint Return (other than any Parent Federal Consolidated Income Tax Return, any Parent State Combined Income Tax Return or any Parent Foreign Combined Income Tax Return) or (II) any Return of Other Taxes described in clause (II) of Section 5.01, (i) Parent shall control the defense or prosecution of the portion of the Tax Contest directly and exclusively related to any Parent Adjustment, including settlement of any such Parent Adjustment and (ii) Enova shall control the defense or prosecution of the portion of the Tax Contest directly and exclusively related to any Enova Adjustment, including settlement of any such Enova Adjustment, and (iii) the Tax Contest Committee shall control the defense or prosecution of Joint Adjustments and any and all administrative matters not directly and exclusively related to any Parent Adjustment or Enova Adjustment. The “Tax Contest Committee” shall be comprised of two persons, one person selected by Parent (as designated in writing to Enova) and one person selected by Enova (as designated in writing to Parent). Each person serving on the Tax Contest Committee shall continue to serve unless and until he or she is replaced by the party designating such person. Any and all matters to be decided by the Tax Contest Committee shall require the unanimous approval of both persons serving on the committee. In the event the Tax Contest Committee shall be deadlocked on any matter, the provisions of Section 14 of this Agreement shall apply.

(f) Settlement Rights. The Controlling Party shall have the sole right to contest, litigate, compromise and settle any Tax Contest without obtaining the prior consent of the Non-Controlling Party. Unless waived by the parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment (or any payment under Section 6) to the Controlling Party under this Agreement: (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Party shall provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (iii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (iv) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; and (v) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party. In the case of any Tax Contest described in Section 10.02(a), (b), (c) or (d), “Controlling Party” means the Company entitled to control the Tax Contest under such Section and “Non-Controlling Party” means the other Company. In the case of any Tax Contest described in Section 10.02(i), “Controlling Party” means Parent and “Non-Controlling Party” means Enova.

(g) Tax Contest Participation. Unless waived by the parties in writing, the Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest pursuant to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment (or any payment under Section 6) to the Controlling Party under this Agreement. The failure of the Controlling Party to provide any notice specified in this Section 10.02(g) to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

(h) Power of Attorney. Each member of the Enova Group shall execute and deliver to Parent (or such member of the Parent Group as Parent shall designate) any power of attorney or other similar document reasonably requested by Parent (or such designee) in connection with any Tax Contest (as to which Parent is the Controlling Party) described in this Section 10. Each member of the Parent Group shall execute and deliver to Enova (or such member of the Enova Group as Enova shall designate) any power of attorney or other similar document requested by Enova (or such designee) in connection with any Tax Contest (as to which Enova is the Controlling Party) described in this Section 10.

Section 11. Effective Date; Termination of Prior Intercompany Tax Allocation Agreements. This Agreement shall be effective as of the date hereof. As of the date hereof (i) all prior intercompany Tax allocation agreements or arrangements shall be terminated, and (ii) amounts due under such agreements as of the date hereof shall be settled as of the date hereof. Upon such termination and settlement, no further payments by or to Parent or by or to Enova, with respect to such agreements shall be made, and all other rights and obligations resulting from such agreements between the Companies and their Affiliates shall cease at such time. Any payments pursuant to such agreements shall be disregarded for purposes of computing amounts due under this Agreement; provided that to the extent appropriate, as determined by Parent, payments made pursuant to such agreements shall be credited to Enova or Parent, respectively, in computing their respective obligations pursuant to this Agreement, in the event that such payments relate to a Tax liability that is the subject matter of this Agreement for a Tax Period that is the subject matter of this Agreement.

Section 12. Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Section 13. Treatment of Payments; Tax Gross Up.

Section 13.01 Treatment of Tax Indemnity and Tax Benefit Payments. In the absence of any change in Tax treatment under the Code or other applicable Tax Law,

(a) any Tax indemnity payments made by a Company under Section 5 shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Deconsolidation (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the regulations thereunder or Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability, and

(b) any Tax Benefit payments made by a Company under Section 6, shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Deconsolidation (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the regulations thereunder or Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability.

Section 13.02 Tax Gross Up. If notwithstanding the manner in which Tax indemnity payments and Tax Benefit payments were reported, there is an adjustment to the Tax liability of a Company as a result of its receipt of a payment pursuant to this Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive pursuant to this Agreement.

Section 13.03 Interest Under This Agreement. Anything herein to the contrary notwithstanding, to the extent one Company (“Indemnitor”) makes a payment of interest to another Company (“Indemnitee”) under this Agreement with respect to the period from the date that the Indemnitee made a payment of Tax to a Tax Authority to the date that the Indemnitor reimbursed the Indemnitee for such Tax payment, the interest payment shall be treated as interest expense to the Indemnitor (deductible to the extent provided by law) and as interest income by the Indemnitee (includible in income to the extent provided by law). The amount of the payment shall not be adjusted under Section 2.02 to take into account any associated Tax Benefit to the Indemnitor or increase in Tax to the Indemnitee.

Section 14. Disagreements. The Companies mutually desire that friendly collaboration will continue between them. Accordingly, they will try, and they will cause their respective Group members to try, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (other than a High-Level Dispute) (a “Tax Advisor Dispute”) between any member of the Parent Group and any member of the Enova Group as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, the Tax departments of the Companies shall negotiate in good faith to resolve the Tax Advisor Dispute. If such good faith negotiations do not resolve the Tax Advisor Dispute, then the matter, upon written request of either Company, will be referred for resolution to executives who hold, at a minimum, the office of Senior Vice President and/or General Counsel (the “Senior Executives”), which executives will make a good faith effort to resolve the Tax Advisor Dispute pursuant to the procedures set forth in Section 4.2 of the Separation and Distribution Agreement. If the Senior Executives do not agree to a resolution of a Tax Advisor Dispute within thirty (30) days after the reference of the Tax Advisor Dispute to it, then the matter will be referred to a Tax Advisor acceptable to each of the Companies. The Tax Advisor may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Tax Advisor deems necessary to assist it in resolving such disagreement. The Tax Advisor shall furnish written notice to the Companies of its resolution of any such Tax Advisor Dispute as soon as practical, but in any event no later than 45 days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor will be conclusive and binding on the Companies. Following receipt of the Tax Advisor’s written notice to the Companies of its resolution of the Tax Advisor Dispute, the Companies shall each take or cause to be taken any action necessary to implement such resolution of the Tax Advisor. In accordance with Section 16, each Company shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Tax Advisor. All fees and expenses of the Tax Advisor in connection with such referral shall be shared equally by the Companies. Any High-Level Dispute shall be resolved pursuant to the procedures set forth in Section 4.2 of the Separation and Distribution Agreement. Nothing in this Section 14 will prevent either Company from seeking injunctive relief if any delay resulting from the efforts to resolve the Tax Advisor Dispute through the Senior Executives and the Tax Advisor (or any delay resulting from the efforts to resolve any High-Level Dispute through the procedures set forth in Section 4.2 of the Separation and Distribution Agreement) could result in serious and irreparable injury to either Company. Notwithstanding anything to the contrary in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement, Parent and Enova are the only members of their respective Group entitled to commence a dispute resolution procedure under this Agreement, and each of Parent and Enova will cause its respective Group members not to commence any dispute resolution procedure other than through such party as provided in this Section 14.

Section 15. Late Payments. Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement (the “Payment Period”) and that are not otherwise setoff against amounts owed by one party to the other party will bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per annum rate equal to the applicable rate for large corporate underpayments set forth in Section 6621(c) of the Code. Such interest will be payable at the same time as the payment to which it relates and will be calculated on the basis of a year of 365 days and the actual number of days for which due.

Section 16. Expenses. Except as otherwise provided in this Agreement, each party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

Section 17. General Provisions.

Section 17.01 Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon receipt, if delivered by hand, generally accepted means of electronic transmission, any nationally recognized overnight courier service or mail (with postage prepaid), to the following addresses:

(a)	If to Enova to:

Enova International, Inc.

200 West Jackson Blvd.

Chicago, Illinois 60606

Attn: General Counsel

E-mail: lyoung@enova.com

(b)	If to Parent, to:

Cash America International, Inc.

1600 West 7th Street

Fort Worth, Texas 76102

Attn: General Counsel

E-mail: clinscott@casham.com

or to such other addresses or e-mail address as may be specified by like notice to the other party.

A party may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other parties.

Section 17.02 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

Section 17.03 Waiver. The parties may waive a provision of this Agreement only by a writing signed by the party intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy or condition in the party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 17.04 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the parties.

Section 17.05 Authority. Each of the parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 17.06 Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other parties in accordance with Section 10.

Section 17.07 Integration. This Agreement, together with each of the exhibits and schedules appended hereto, constitutes the final agreement between the parties, and is the complete and exclusive statement of the parties’ agreement on the matters contained herein. All prior and contemporaneous negotiations and agreements between the parties with respect to the matters contained herein are superseded by this Agreement, as applicable. In the event of any inconsistency between this Agreement and the Separation and Distribution Agreement, or any other agreements relating to the transactions contemplated by the Separation and Distribution Agreement, with respect to matters addressed herein, the provisions of this Agreement shall control.

Section 17.08 Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any party. The captions, titles and headings included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation. Unless otherwise indicated, all “Section” references in this Agreement are to sections of this Agreement.

Section 17.09 No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

Section 17.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party and delivered to each other party. Any signature on this Agreement may be an electronically delivered signature and all parties agree that any signature delivered electronically shall be treated as an original signature to any such document.

Section 17.11 Governing Law. The internal laws of the State of Texas (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of or in connection with this Agreement and each of the exhibits and schedules hereto and thereto (whether arising in contract, tort, equity or otherwise).

Section 17.12 Jurisdiction. If any dispute arises out of or in connection with this Agreement, except as expressly contemplated by another provision of this Agreement, the parties irrevocably (and the parties will cause each other member of their respective Group to irrevocably) (a) consent and submit to the exclusive jurisdiction of federal and state courts located in Fort Worth, Texas, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

Section 17.13 Amendment. Except as otherwise expressly provided herein with respect to the Schedules hereto, the parties may amend this Agreement only by a written agreement signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 17.14 Enova Subsidiaries. If, at any time, Enova acquires or creates one or more subsidiaries that are includable in the Enova Group, they shall be subject to this Agreement and all references to the Enova Group herein shall thereafter include a reference to such subsidiaries.

Section 17.15 Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the parties hereto (including but not limited to any successor of Parent or Enova succeeding to the Tax Attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement.

Section 17.16 Injunctions. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

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IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

CASH AMERICA INTERNATIONAL, INC.		ENOVA INTERNATIONAL, INC.

By:	/s/ Thomas A. Bessant, Jr.	By:	/s/ David A. Fisher
Name:	Thomas A. Bessant, Jr.	Name:	David A. Fisher
Title:	Executive Vice President and Chief Financial Officer	Title:	Chief Executive Officer and President